Exhibit 10.10

                             EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of September 1st, 2003 (this "Agreement"), is by and between American Home Mortgage Corporation, a New York corporation having a place of business at 520 Broadhollow Road, Melville, NY 11747 (the "Company"), and Ronald Rosenblatt, Ph.D., currently residing at [address omitted] (the "Executive").

            Whereas the Company wishes to assure itself of the services of the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

            Now, Therefore, the Company and the Executive hereby agree as follows:

            1. Employment. The Company agrees to employ the Executive, and the Executive hereby accepts such employment by the Company during the term set forth in Section 2 and on the other terms and conditions of this Agreement.

            2. Term. The term of this Agreement shall commence on September 1, 2003, and shall continue until December 31, 2005 or until four weeks after the resignation or discharge of the Executive.

            3. Position, Duties and Responsibilities, Rights.

            (a) During the term of this Agreement, the Executive shall serve as, and be elected to and hold the office and title of Senior Executive Vice President, Sales Support & Development. Until at least January 2004, Executive will serve as Executive Vice President for the Enterprise Division. The Executive shall report to the CEO of the Company throughout the term of this Agreement. As such, the Executive shall have all of the powers and duties usually incident to such office.

            (b) During the term of this Agreement, the Executive agrees to devote substantially all the Executive's time, efforts and skills to the affairs of the Company during the Company's normal business hours, except for vacations, illness and incapacity, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods to (i) manage the Executive's personal investments, (ii) participate in professional, educational, public interest, charitable, civic or community activities, including activities sponsored by trade organizations, (iii) serve as a director or member of an advisory committee of any corporation not in competition with the Company or any of its subsidiaries, or as an officer, trustee or director of any charitable, educational, philanthropic, civic, social or industry organizations, or as a speaker or arbitrator; provided, however, that the performance of the Executive's duties or responsibilities in any of such capacities does not materially interfere with the regular performance of the Executive's duties and responsibilities hereunder.

            (c) Place of Performance. In connection with the Executive's employment by the Company for the period through July 31, 2004, the Executive shall be primarily based both in an office to be established in Melville, New York, as well as an office in Des Moines, Iowa. After

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July 31, 2004, the Executive employment shall be based entirely in Melville, New
York and he shall not be required to be absent from there on travel status or otherwise for more than a reasonable time each year as necessary or appropriate for the performance of the Executive's duties hereunder.

            4. Compensation.

            (a) For the period September 1, 2003 through December 31, 2003, the existing compensation agreement shall remain in force. The Executive is currently working under an employment agreement ("Prior Agreement") which provides for a base salary, management evaluation bonus, stock options and fringe benefits. Any and all amounts earned under that Prior Agreement prior to and including December 31, 2003 shall be paid in accordance with that Prior Agreement even if the payments are to be paid at a later date after December 31, 2003.

            (b) During the term of this Agreement, the Company shall pay the Executive, and the Executive agrees to accept a base salary at the rate of not less than $576,000.00 per year (the annual base salary as increased from time to time during the term of this Agreement being hereinafter referred to as the "Base Salary"). The Base Salary shall be paid in installments no less frequently than monthly. Any increase in Base Salary or other compensation shall not limit or reduce any other obligation of the Company hereunder, and once established at an increased specified rate, the Executive's Base Salary hereunder shall not thereafter be reduced.

            (c) For each of the calendar years during the term of this Agreement, the Company shall pay the Executive, a management evaluation bonus, the amount of which will be determined by the Company's Chief Executive Officer based on his evaluation of the Executive's overall performance during the year according to mutually agreed upon criteria. The amount of the management evaluation bonus will be targeted at $320,000 with a minimum bonus guaranteed at $170,000 and a maximum bonus of $470,000. The management evaluation bonus for a given year will be paid no later than the last day of March of the succeeding year. Notwithstanding anything to the contrary, the Executive will not be entitled to any unpaid bonuses if he is no longer an employee of the Company.

            (d) The Executive will be eligible to participate in the Company's stock option plan. Upon execution of this Agreement, the Executive shall receive an option award for 10,000 shares of the existing class of the common stock of the Company. One-half of the award (5,000 shares) shall vest and be exercisable three years following the date this Agreement is executed. The remainder of the award (5,000 shares) shall vest and be exercisable three years following the date this Agreement is executed. The complete terms of the option award and stock grant will be governed by the Company's omnibus stock option plan.

            (e) During the term of this Agreement, the Executive shall be entitled to fringe benefits, in each case at least equal to and on the same terms and conditions as those attached to the Executive's office on the date hereof, as the same may be improved from time to time during the term of this Agreement, as well as to reimbursement, upon proper accounting, of all reasonable expenses and disbursements incurred by the Executive in the course of the Executive's duties.

            (f) The Executive will be provided with relocation reimbursement, as detailed on the attached addendum, for real estate commissions, moving expenses, temporary housing, travel expenses associated with his relocation to the Long Island, New York area. The aggregate


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amount of these expenses shall not exceed $105,000.00. The Executive agrees to reimburse the Company for amounts it paid to relocate the Executive if the Executive voluntarily resigns or is terminated for cause, including gross misconduct, as defined in Section 5, within one year of the Executive's relocation.

            5. Termination of Employment. The employment created hereby is at will. The Company may terminate this Agreement by discharging the Executive. The Executive may terminate this Agreement by resigning with four weeks notice to the Company. Discharge or resignation may be for any reason or for no reason. If the Company chooses to discharge the Executive, it will deliver a letter of discharge pursuant to the notice provisions of section 9. If the Executive chooses to resign, the Executive will deliver a letter of resignation pursuant to the notice provisions of section 9. If the Company terminates this Agreement without cause prior to its expiration, the Company will pay the Executive a severance award equal to $2,043.77 per day for the number of days from the date of discharge to December 31, 2005. If any person or entity other than Michael Strauss obtains control of 50% or more of the voting securities of the Company, and the Executive is discharged as a result thereof, or the Executive's responsibilities are diminished as a result thereof and the Executive consequently resigns, then the Company or its successor will pay the Executive a severance award equal to $2,043.77 per day for the number of days from the date of discharge or resignation to December 31, 2005.

            6. Entire Agreement; Amendment.

            (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all other agreements between the parties, their predecessors and affiliates.

            (b) Any amendment of this Agreement shall not be binding unless in writing and signed by both (i) the Company's Chief Executive Officer and (ii) the Executive.

            7. Enforceability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or enforceability shall not affect the validity or enforceability of any other provision of this Agreement.

            8. Notices. All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be sent by hand delivery, registered or certified mail, return receipt requested or overnight courier, if to the Executive, to him at [address omitted] and, if to the Company, to it at its principal executive offices at 520 Broadhollow Road, Melville, NY 11747, Attention: Corporate Counsel, with a copy to Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038,
Attention: Louis Bevilacqua, Esq. and shall be deemed given when sent. Either party may by like notice to the other party change the address at which it is to receive notices hereunder.

            9. Non-Disparagement, Non-Solicitation, Confidential Information. The Company and the Executive agree that neither will disparage the other and that their representatives will not disparage either party hereto. The Executive agrees that for a period of one year following the termination of this Agreement, the Executive will not solicit any employee of the Company to leave the Company or hire any employee of the Company. The


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Company and the Executive agree to keep the terms of this Agreement confidential except that the Executive may divulge the terms of this Agreement to the Executive's spouse, attorney, financial advisor and accountant provided they agree to keep the terms of this Agreement confidential. The Executive agrees to protect, not disclose, and not use for the Executive's benefit any confidential information or trade secrets belonging to the Company, including information regarding proprietary procedures and techniques, accounts, or personnel (excepting information that was already disclosed by the Company or otherwise was made public other than by breach of this Agreement by the Executive). The preceding two sentences shall not apply to disclosures required due to the laws or regulations of governments, or the orders of courts having jurisdiction over the Company and the Executive. This section 9 shall survive the termination of this Agreement.

            10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND BE ENFORCEABLE IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                        American Home Mortgage Holdings, Inc.



                                        By: /s/ Michael Strauss
                                            ---------------------------------
                                        Name:   Michael Strauss
                                        Title:  Chief Executive Officer



                                            /s/ Ron Rosenblatt, Ph.D.
                                        -------------------------------------
                                                Ron Rosenblatt, Ph.D.





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                                    Addendum

                             American Home Mortgage

                           Employee Relocation Program

The following represents American Home Mortgage's Relocation Program. You will be eligible for expense reimbursement based on the criteria specified below:

      o     Real estate broker's commissions up to 6%. (Estimated at $54,000)

      o No fee points/Reduced interest rate mortgage. All fees/taxes associated with the purchase of a new home and the securing of a new mortgage will be waived or paid by AHM. (estimated at $20,000)

      o We will cover temporary housing expenses for a period not to exceed 60 days while you transition to permanent housing. We can assist also you in securing temporary housing in the area. (estimated at $5,000)

      o You are responsible for securing a household moving vendor. American Home Mortgage will cover the cost of this move (estimated at $20,000).

      o American Home will reimburse travel expenses associated with spouse and children trip (maximum of 4) for the purpose of finding a home and schools while you seek permanent housing in the area (Estimated at $6,000).

It is understood that failure to remain with the Company, due to a voluntary resignation, for a period of at least one year will require the immediate reimbursement to American Home by you for any payments made by the Company up to that point.



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